Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED SHAREHOLDER AGREEMENT

DATED JANUARY 13, 2023

-i-

AMENDED AND RESTATED SHAREHOLDER AGREEMENT

This Amended and Restated Shareholder Agreement is entered into as of January 13, 2023 by and between Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), FF Top Holding LLC, a Delaware limited liability company (“FF Top” or the “Shareholder”) and (solely for purposes of Section 4.2) FF Global Partners LLC.

RECITALS

WHEREAS, the Company and FF Top previously entered into that certain Shareholder Agreement, dated as of July 21, 2022 (the “Original SHA”), setting forth certain understandings between the parties, including with respect to certain governance matters;

WHEREAS, on September 23, 2022, the Company, the Shareholder and FF Global Partners LLC entered into that certain Heads of Agreement (as amended, supplemented or otherwise modified on or prior to the date hereof, the “Heads of Agreement”) which, among other things, sets forth certain terms relating to the determination of nominees of the Board (as defined below) for election as directors at the Company’s first annual meeting of shareholders following the execution of the Heads of Agreement, originally expected to be held in 2022 but now expected to be held in 2023 (the “2023 Annual Meeting”);

WHEREAS, following the signing of the Heads of Agreement, FF Top has continued to experience substantial dilution of its ownership position as a result of the Company’s financing transactions;

WHEREAS, the Heads of Agreement also contemplates that the Company and the Shareholder amend the Original SHA;

WHEREAS, the parties believe that FF Top’s continued engagement with the Company and advocacy for Company shareholder interests, including with respect to governance and the Company financing efforts, will benefit the Company’s near and long-term financial condition and operations and assist the Company’s access to capital; and

WHEREAS, the Board believes that this Agreement (including the amendments to the Original SHA and the Heads of Agreement set forth in this Agreement) are in the best interests of the Company and its stakeholders; and

WHEREAS, the Company and FF Top desire to amend and restate the Original SHA as set forth herein, with this Agreement to become effective immediately upon the execution hereof by FF Top and the Company (the “Effective Time”);

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below:

“2023 Annual Meeting” has the meaning set forth in the Recitals.

“2023 FF Top Nominees” means the four (4) directors selected by FF Top for election at the Company’s 2023 Annual Meeting in accordance with Section 2 (c)(ii) of Part C of the Heads of Agreement (as amended by Section 4.2 of this Agreement).

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect at the Effective Time; provided that the Company and each of its Subsidiaries shall not be deemed to be Affiliates of the Shareholder.

“Agreement” means this Amended and Restated Shareholder Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Amendment Request” has the meaning set forth in Section 3.3.

“Approval/Disapproval Notice” has the meaning set forth in Section 2.1(a)(ii).

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Los Angeles, California or the Cayman Islands are authorized or required by Law to close.

“Common Stock” means the Company’s Class A common stock and Class B common stock, in each case with a par value of $0.0001 per share.

“Company” has the meaning set forth in the Preamble.

“Control” (including its correlative meaning, “Controlled”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Criteria” has the meaning set forth in Section 2.1(a)(ii).

“Director” means any director of the Company from time to time.

“Effective Time” has the meaning set forth in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FF Top” has the meaning set forth in the Recitals.

“FF Top Designee” means the individuals that FF Top has the right to nominate or have appointed to the Board pursuant to Section 2.1(a) and/or Section 2.1(b). As of the Effective Time, there are three FF Top Designees on the Board (i.e., Ms. Ke Sun, Mr. Jie Sheng and Mr. Chad Chen), and FF Top has not yet exercised its right to appoint a fourth FF Top Designee to the Board. At the 2023 Annual Meeting, the FF Top Designees shall be the four 2023 FF Top Nominees.

“FF Top Designee Board Expansion” has the meaning set forth in Section 2.1(a)(iii).

“Financing Facilitation Transaction” has the meaning set forth in Section 2.1(a)(i).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Heads of Agreement” has the meaning set forth in the Recitals.

“Indemnification Agreements” has the meaning set forth in Section 2.5.

“Indemnitee” has the meaning set forth in Section 2.5.

“Independent Director” means an individual serving on the board of directors of a company who is “independent” as determined solely in accordance with the rules and regulations of (i) the national securities exchange upon which the Company’s Common Stock is listed and (ii) the SEC.

“Independent Legal Counsel” means a nationally-recognized law firm with significant experience in corporate governance applicable to Delaware public companies, and which neither presently is, nor in the thirty-six (36) months prior to such engagement has been, retained to represent the Company, FF Top or any of their respective affiliates in any matter material to any such Person. The Independent Legal Counsel shall be selected by the Company but subject to the prior written approval of FF Top (which approval shall not be unreasonably withheld, conditioned or delayed).

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, judgment, decree, writ, governmental approval, directive, requirement, other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Minimum Share Amount” has the meaning set forth in Section 2.1(a)(i).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law, are within such party’s control and do not directly conflict with any rights expressly granted to such party in this Agreement, the certificate of incorporation or bylaws of the Company) reasonably necessary and desirable within his, her or its control to cause such result, including, (i) promptly calling special meetings of the Board, any committee of the Board and the shareholders of the Company, and (including with respect to the Company’s obligations pursuant to Section 2.1(b)) recommending that shareholders vote (and soliciting proxies in a commercially reasonable manner) (x) in favor of the election to the Board of each FF Top Designee, and (y) in favor of the removal of any FF Top Designee in respect of whom FF Top has delivered a removal notice pursuant to Section 2.1(b), at all stockholder meetings, (ii) causing the Board or any committee of the Board to adopt relevant resolutions (subject to any applicable fiduciary duties), (iii) voting or providing a proxy with respect to shares of Common Stock and other securities of the Company generally entitled to vote in the election of Directors of the Company Beneficially Owned by such party, (iv) causing the adoption of shareholders’ resolutions and amendments to the certificate of incorporation or the bylaws of the Company, including executing written consents in lieu of meetings, (v) executing agreements and instruments, (vi) causing members of the Board (to the extent such members were elected, nominated or designated by the party obligated to undertake such action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner and (vii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such a result.

“NewCo” has the meaning set forth in Section 3.2.

“Non-Elected FF Top Designee” has the meaning set forth in Section 2.1(a)(iii).

“Original SHA” has the meaning set forth in the Recitals.

“party” or “parties” means (except where the context clearly refers to an agreement other than this Agreement) FF Top and/or the Company; provided that, solely with respect to Section 4.2, the term “party” or “parties” shall additionally refer to FF Global Partners LLC.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary Indemnitors” has the meaning set forth in Section 2.5.

“Section 1542” has the meaning set forth in Section 3.7(c).

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Share Percentage” means on the date of determination the aggregate voting power of the shares of Common Stock and other securities of the Company generally entitled to vote in the election of Directors of the Company Beneficially Owned (which for the avoidance of doubt, shall include such shares whose voting rights with respect to the election of directors from time to time have been granted to FF Top with conditions to be revoked solely based on the fiduciary duty of the trustee or for reason that grant of proxy for a vote will reasonably be expected to materially and adversely affect the interests of the holders of such shares) by the Shareholder and its Affiliates (excluding any shares held by the Company and its Subsidiaries), divided by the total voting power of the then outstanding shares of Common Stock issued as of the record date for any meeting of shareholders of the Company at which (or any solicitation of written consent pursuant to which) Directors are to be elected.

“SPA” has the meaning set forth in Section 3.5.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or any combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or any combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall (a) be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or (b) Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Total Number of Directors” means the total number of Directors comprising the Board from time to time.

“Transfer” (including its correlative meaning, “Transferee”) means, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

Section 1.2 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) the words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified, (d) the term “including” is not limiting and means “including without limitation,” and (e) whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

Section 2.1 Election of Directors.

(a) (i) Until the first date on which FF Top has ceased to Beneficially Own at least 21,333,530 (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after the Effective Time) shares of Common Stock (the “Minimum Share Amount”) for at least 365 consecutive days, FF Top shall have the right, but not the obligation, to nominate, and the individuals nominated for election as Directors by or at the direction of the Board (and as applicable, the Nominating and Corporate Governance Committee) shall include four FF Top Designees; provided that in the event that FF Top ceases to Beneficially Own a number of shares of Common Stock at least equal to the Minimum Share Amount as a result of a transaction entered into by FF Top to facilitate a Company financing (such as, without limitation, as a result of (x) the implementation or enforcement of a pledge of shares of Common Stock granted by FF Top in favor of an investor in the Company or (y) the sale of Common Stock by FF Top to raise cash to pay amounts owed under a guarantee entered into by FF Top for the benefit of the Company) (a “Financing Facilitation Transaction”), FF Top shall nonetheless be deemed to continue to hold the Minimum Share Amount until FF Top disposes of further shares in a transaction (other than a Financing Facilitation Transaction) following which FF Top does not Beneficially Own a number of shares of Common Stock at least equal to the Minimum Share Amount. Following the termination of FF Top’s right to nominate four FF Top Designees pursuant to and in accordance with the immediately preceding sentence, FF Top shall thereafter continue to have the right, but not the obligation, to nominate, and the individuals nominated for election as Directors by the Board shall include, a number of FF Top Designees not less than the number equal to the Total Number of Directors multiplied by the Shareholder Share Percentage (rounding up to the next whole director).

(ii) The appointment or nomination for election to the Board of any FF Top Designee (other than the 2023 FF Top Nominees, the appointment, nomination, approval and verification of whom shall be governed by and conducted in accordance with Section 2(c)(ii) of Part C of the Heads of Agreement (as amended by Section 4.2 of this Agreement) and not this Section 2.1(a)(ii)) shall be subject solely to the prior reasonable verification and/or reasonable approval of the Nominating and Corporate Governance Committee of the Board (and no other verifications or approvals) that (A) such nominee’s criminal background check is reasonably satisfactory (it being understood that a criminal background check that identifies no criminal convictions or pending criminal prosecution (excluding for the avoidance of doubt convictions and prosecutions related to traffic violations and other de minimis convictions and prosecutions) or SEC lawsuits against such nominee shall in all circumstances be reasonably satisfactory) and (B) Independent Legal Counsel specifically engaged for purposes of making such determination has not advised the Company in writing that (1) the service of such nominee on the Board would likely violate any law applicable to the Company or cause the Company to cease to qualify for any material securities law exemption of which it then avails itself (e.g., due to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended), (2) appointing such nominee, or nominating such nominee for election, to the Board would, based on the background or qualifications of such nominee, violate the fiduciary duties owed by the members of the Board to the Company and its stakeholders under Delaware law, or (3) (solely to the extent such nominee is required by the last two sentences of this Section 2.1(a)(ii) to be an Independent Director), such nominee does not qualify as an Independent Director ((A) and (B), the “Criteria”). In assessing whether a proposed FF Top Designee satisfies the Criteria, the Company shall not subject such proposed FF Top Designee to any more burdensome informational requests or other processes than those it would use in assessing whether a non-FF Top Designee director candidate of similar background and qualifications satisfies such same Criteria (it being understood that, in all circumstances, it shall be reasonable for the Nominating and Corporate Governance Committee to request (x) customary written questionnaires relating to the background and qualifications of such proposed FF Top Designee that are the same in form and substance as the questionnaires used for director candidates that are not FF Top Designees, and (y) the completion of a criminal background check customary in form and scope and (z) such other customary information it may reasonably request in good faith). Upon determining to nominate an FF Top Designee, FF Top shall notify the Company, in writing, of the identity of such proposed FF Top Designee, and reasonably promptly after the date on which FF Top delivers such notice to the Company (and in any event within 15 Business Days, which 15 Business Day period shall toll for any period of time that the proposed FF Top Designee has been requested to provide (but has not provided) information reasonably necessary for the Nominating and Corporate Governance Committee to assess whether the Criteria have been satisfied in respect of such FF Top Designee), the Nominating and Corporate Governance Committee shall notify FF Top in writing whether it has approved or disapproved of such proposed FF Top Designee (the “Approval/Disapproval Notice”). If the Nominating and Corporate Governance Committee fails to timely deliver an Approval/Disapproval Notice, the FF Top Designee in question shall be conclusively deemed to have been approved by the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee disapproves of such proposed FF Top Designee, the Approval/Disapproval Notice shall specify the Criteria on which such disapproval is based and the specific reasons for which the Nominating and Corporate Governance Committee believes such Criteria are not satisfied (which shall, in the case of any disapproval based on clause (B) of the definition of “Criteria”, also attach a reasonably-detailed summary, on the letterhead of the Independent Legal Counsel, of the legal advice of Independent Legal Counsel referred to therein, which shall include the reasons therefor). For the avoidance of doubt, in the event that the Nominating and Corporate Governance Committee disapproves of a proposed FF Top Designee, FF Top shall have the right to name a different person as a replacement designee (without prejudice to FF Top’s right to dispute whether the Nominating and Corporate Governance Committee has permissibly disapproved of FF Top’s originally-proposed FF Top Designee). The FF Top Designees shall include two Independent Directors for so long as FF Top is entitled to nominate four FF Top Designees, and the Company shall cause the Board to at all times include a sufficient number of Independent Directors that are not FF Top Designees to comply with applicable listing standards unless and until the Company becomes a “controlled company” under the rules of the national securities exchange on which the Company’s Common Stock is listed. Except as set forth in the immediately preceding sentence of this Section 2.1(a)(ii), the Company shall not be entitled to take into account whether any FF Top Designee would qualify as an Independent Director in determining whether to approve or disapprove of any FF Top Designee.

(iii) In the event that any FF Top Designee designated by FF Top to stand for election (or re-election, as the case may be) at a meeting of the Company’s shareholders (including, without limitation, any 2023 FF Top Nominee) is, for any reason, not elected to serve on the Board at such meeting (any such person so designated by FF Top but not so elected, a “Non-Elected FF Top Designee”), the Company shall, if FF Top so requests in writing, promptly expand the size of the Board by a number of seats equal to the number of Non-Elected FF Top Designees (an “FF Top Designee Board Expansion”) and FF Top shall have the exclusive right to fill the vacancy or vacancies on the Board created by the FF Top Designee Board Expansion with new FF Top Designees in accordance with Section 2.1(b) (provided that the vacancies created by such FF Top Designee Board Expansion shall not be filled by the Non-Elected FF Top Designees, without prejudice to the right of FF Top to re-designate the Non-Elected FF Top Designees as FF Top Designees in any other circumstance), which such new FF Top Designees shall be appointed to the Board by the Board promptly following their having been approved or deemed approved in accordance with Section 2.1(a)(ii). Immediately prior to (and effective as of) the first meeting of the Company’s shareholders following the FF Top Designee Board Expansion, the Board shall cause the size of the Board to be decreased back to seven. This Section 2.1(a)(iii) will cease to have any further force or effect at such time as the voting power of each share of the Company’s Class B Common Stock, by operation of the Company’s certificate of incorporation, shall be 20 votes per share.

(b) In the event that a vacancy is created at any time by the death, disability, retirement, removal, failure of being elected or resignation of any FF Top Designee (including, for the avoidance of doubt, any 2023 FF Top Nominee) or for any other reason (including as a result of an FF Top Board Designee Expansion), any individual nominated or appointed by or at the direction of the Board or the Nominating and Corporate Governance Committee to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled (including by appointment by the Board) as soon as possible by, a new nominee of FF Top who satisfies the Criteria, and the Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all Necessary Actions to accomplish the same. FF Top has the right, at any time and from time to time, to remove any FF Top Designee (including, for the avoidance of doubt, any of the 2023 FF Top Nominees), and FF Top has the exclusive right, but not the obligation, to nominate a replacement nominee to fill any vacancy so created by such removal or resignation of such FF Top Designee. The Company shall use its reasonable best efforts to take or cause to be taken, to the fullest extent permitted by Law, at any time and from time to time, all Necessary Action to facilitate the removal of any of the FF Top Designees that FF Top intends to remove. Without limiting the generality of the foregoing, to the extent that an FF Top Designee does not immediately resign upon FF Top delivering to the Company a notice pursuant to this Section 2.1(b) that FF Top is exercising its right to remove such FF Top Designee, the Company shall fully cooperate with FF Top in all respects to cause the prompt removal of such FF Top Designee, including, without limitation, by (x) removing such FF Top Designee from any Board committee membership, Board leadership position, or any other position held at the Company, (y) as promptly as reasonably practicable calling, setting a record date and meeting date for, and holding a special shareholder meeting for purposes of removing such FF Top Designee (it being understood that (A) the Company shall (1) commence a Rule 14a-6 compliant broker search for such meeting within five Business Days of the date of delivery of FF Top’s removal notice and (2) file its preliminary proxy statement in respect of such meeting within ten Business Days of the date of delivery of FF Top’s removal notice and diligently and expeditiously pursue clearance of any SEC comments with full transparency to FF Top, and (B) unless prohibited by law, such meeting shall in all circumstances be held within 60 calendar days of the date of delivery of FF Top’s removal notice, subject to extension as reasonably required to clear any SEC comments provided that the Company is actively and diligently pursuing clearance of such comments) and (z) causing each such person FF Top intends to remove not to be reappointed to the Board or nominated, recommended, or supported in any way by the Board for re-election at any meeting of the Company’s shareholders (or written consent in lieu thereof). The parties expressly agree that time is of the essence in effecting the removal and replacement of any FF Top Designee that FF Top has determined to remove and/or replace pursuant to this Section 2.1(b). In the event that during the term of Board service of any FF Top Designee, there occurs any new fact or circumstance with respect to such FF Top Designee that would have resulted in such FF Top Designee not satisfying clause (A) or (based on the written advice of Independent Legal Counsel engaged for purposes of making such determination (a reasonably-detailed summary of which such advice, including the reasons therefor, shall be provided to FF Top on the letterhead of the Independent Legal Counsel)) clause (B) of the definition of “Criteria” had such fact or circumstance existed prior to such FF Top Designee’s most recent appointment or nomination, then (x) if the Company so requests in writing, FF Top shall use commercially reasonable efforts to cause such FF Top Designee to resign from the Board (it being understood that if such FF Top Designee refuses to resign from the Board that FF Top shall have no liability therefor) and (y) the Company may call a meeting of the shareholders of the Company for purposes of voting on the removal of such FF Top Designee; provided that (in the case of this clause (y)) the Company shall also include a vote on FF Top’s proposed replacement FF Top Designee at such same shareholder’s meeting to the extent requested by FF Top, it being understood, for the avoidance of doubt, that the Company may not present to shareholders any nominee not chosen by FF Top to be elected at such shareholder meeting to fill the vacancy that would be created by the removal of such FF Top Designee.

(c) The Company shall, to the fullest extent permitted by Law, subject to Section 2.1(b) and the reasonable verification/reasonable approval of the Nominating and Corporate Governance Committee pursuant to Section 2.1(a) that such FF Top Designee satisfies the Criteria, take all Necessary Actions to (i) include each FF Top Designee in the slate of nominees recommended by the Board at any meeting of shareholders called for the purpose of electing Directors (or consent in lieu of meeting) and (ii) include each FF Top Designee in the proxy statement prepared by the management of the Company with respect to the election of members of the Board and at every adjournment or postponement thereof. Subject to Section 2.1(b) and the reasonable verification/reasonable approval of the Nominating and Corporate Governance Committee pursuant to Section 2.1(a) that such FF Top Designee satisfies the Criteria, the Company shall use reasonable best efforts to support each FF Top Designee for election to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees, including by soliciting proxies in favor of the election of each FF Top Designee. In addition to any vote or consent of the Board or the shareholders of the Company required by applicable Law or the certificate of incorporation, bylaws or other organizational document of the Company, and notwithstanding any other provision of this Agreement to the contrary, for so long as this Agreement is in effect, the authorized Total Number of Directors shall be established and remain at seven (7) (except as specifically provided in Section 2.1(a)(iii) in connection with an FF Top Designee Board Expansion), and any increase or decrease in the Total Number of Directors shall require the prior written consent of FF Top (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that it shall be reasonable for FF Top to withhold its consent to any change in the size of the Board that would result in a decrease in the proportion of the members of the Board that are FF Top Designees), delivered in accordance with Section 4.3 hereof. Except in accordance with Section 2.1(b), the Company shall not submit to its shareholders any resolution that would result in the removal of an FF Top Designee and, in the event that a shareholder proposal is submitted that could result in the removal of an FF Top Designee, the Company shall take all Necessary Actions to oppose such resolution, including without limitation, evaluating whether such shareholder proposal was properly and duly submitted and soliciting proxies to vote against any such resolution. It shall not be unreasonable for FF Top to condition any consent to an increase in the size of the Board on a commensurate increase in the number of FF Top Designees that FF Top is entitled to pursuant to this Agreement, such that the percentage of the Total Number of Directors that are FF Top Designees shall not be reduced following such increase in the size of the Board.

(d) Until the occurrence of a Qualifying Equity Market Capitalization (as defined in the Company’s second amended and restated certificate of incorporation, dated July 21, 2021, and as amended from time to time, but substituting “$3 billion” in place of “$20 billion” in such definition for purposes of this Section 2.1(d)), the Company agrees not to elect to be treated as a “controlled company” as defined in the rules of the national securities exchange on which the Common Stock is listed.

Section 2.2 Committees. For so long as this Agreement is in effect, the Company shall take all Necessary Actions at any given time so as to cause to be appointed to any committee of the Board a number of FF Top Designees such that the number of FF Top Designees serving on any such committee is proportionate (rounding up to the next whole director) to the number of Directors that FF Top is entitled to designate to the Board (as compared to the Total Number of Directors) under this Agreement, to the extent such Directors are permitted to serve on such committees under the applicable rules and regulations of the SEC or the applicable stock exchange on which the shares of Common Stock of the Company are listed. It is understood by the parties hereto that FF Top shall not be required to have the FF Top Designees represented on any committee and any failure to exercise such right in this Section 2.2 in a prior period shall not constitute any waiver of such right in a subsequent period.

Section 2.3 Compensation. Except to the extent FF Top may otherwise notify the Company, the FF Top Designees serving on the Board that are not employees of the Company or any of its Subsidiaries shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards, taking into account Board committee obligations that may require additional compensation.

Section 2.4 Reimbursement of Expenses. The Company shall pay the reasonable and documented out-of-pocket expenses incurred by each FF Top Designee serving on the Board in connection with such Director’s services provided to or on behalf of the Company, including attending meetings or events on behalf of the Company at the Company’s request.

Section 2.5 Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each FF Top Designee serving on the Board or other indemnified Person covered by any such indemnity insurance policy (any such Person, an “Indemnitee”) or any indemnification agreement that such Indemnitee may enter into with the Company from time to time (the “Indemnification Agreements”), the Indemnitees may (to the extent they are agreed to in writing between FF Top and such Indemnitee) have certain rights to indemnification, advancement of expenses and/or insurance provided by FF Top or one or more of their respective Affiliates (collectively, the “Secondary Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements, the Company hereby agrees that, to the fullest extent permitted by Law, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation (if any) of the Secondary Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), and (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee, without regard to any rights such Indemnitees may have against the Secondary Indemnitors or their insurers; provided, such Indemnitee shall have delivered to the Company an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses. The Company agrees that any Secondary Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this Section 2.5, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 2.5 or the other terms set forth in this Agreement or the rights of the Secondary Indemnitors or their insurers hereunder.

Section 2.6 Other Rights of Designees. Each FF Top Designee shall be entitled to the same rights and privileges applicable to all other members of the Board generally or to which all such members of the Board are entitled (in each case, taking into account Board committee obligations). In furtherance of the foregoing, subject to Company’s certificate of incorporation and/or bylaws and to Section 2.1(b), the Company shall indemnify, exculpate, and advance fees and expenses of the FF Top Designees and the other members serving on the Board (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide such FF Top Designees and the other members with director and officer insurance to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other members of the Board pursuant to the certificate of incorporation and/or the bylaws of the Company, applicable Law or otherwise. In addition, for the avoidance of doubt, each FF Top Designee shall have the right to communicate and share information with FF Top without any prior Board or other Company approval, to the extent not prohibited by Delaware law (and irrespective of any Company policy or organizational document to the contrary); provided that (i) no material non-public information shall be shared with FF Top without prior Board approval unless FF Top shall have executed a confidentiality agreement agreeing to keep such information confidential (which such confidentiality agreement shall be on no worse terms for FF Top than the confidentiality agreement executed by FF Top in October 2022 in respect of FF Top’s Transformation Committee observer) and (ii) the Board may restrict FF Top Designees from sharing with FF Top, without the prior consent of the Board, information obtained by such FF Top Designee as a Board member that relates to a matter in which FF Top or an affiliate of FF Top is adverse to the Company or a Subsidiary of the Company (including without limitation information relating to litigation between FF Top and the Company or a current or proposed contractual relationship or related party transaction between FF Top and the Company).

ARTICLE III

ADDITIONAL COVENANTS

Section 3.1 Pledges. Upon the written request of the Shareholder to pledge, hypothecate or grant security interests in any or all of the shares of Common Stock held by it, including to banks or financial institutions as collateral or security for loans, advances or extensions of credit, the Company agrees to cooperate with the Shareholder in taking any action reasonably necessary to consummate any such pledge, hypothecation or grant, including, delivery of letter agreements to lenders in form and substance reasonably satisfactory to such lenders (which may include agreements by the Company in respect of the exercise of remedies by such lenders) and, subject to applicable Law, instructing the transfer agent to Transfer any such shares of Common Stock subject to the pledge, hypothecation or grant into the facilities of The Depository Trust Company without restricted legends.

Section 3.2 Spin-Offs or Split Offs. In the event that the Company effects the separation of any material portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, and the Shareholder will receive equity interests in any such NewCo as part of such separation, the Company shall cause any such NewCo to enter into a shareholders agreement with the Shareholder that provides the Shareholder with rights vis-á-vis such NewCo that are substantially identical to those set forth in this Agreement.

Section 3.3 Charter Amendment. At any time following FF Top’s written request (an “Amendment Request”), the Company shall submit for approval by the Company’s shareholders, at each annual and special meeting of the Company’s shareholders held during a reasonable number of years (which shall not be, in any event, fewer than seven years) following the date of the Amendment Request (or, if earlier, until each of such proposals have been approved by the requisite vote of the Company’s shareholders), binding proposals to amend the certificate of incorporation of the Company to incorporate each of the amendments described on Annex A hereto (in each case in such form as FF Top, acting reasonably, shall approve). The Board shall recommend in favor of each such proposal at each such meeting and shall solicit proxies in favor of each such proposal at each such meeting using a well-regarded proxy solicitation firm. If, when FF Top first delivers a written notice to the Company pursuant to this Section 3.3, the Company’s next annual meeting is scheduled to be held more than 120 days after the date of such notice (or the Company has already mailed a definitive proxy statement with respect to the Company’s next annual meeting of stockholders), the Company shall promptly call a special meeting of its shareholders to consider and vote upon the amendments described on Annex A hereto, with the same recommendation and solicitation obligations of the Board as set forth in the immediately preceding sentence. Promptly upon receipt of an Amendment Request, the Company shall also, in cooperation with FF Top, make such conforming changes to its bylaws as may reasonably be requested by FF Top to make them consistent with the amendments described on Annex A hereto.

Section 3.4 Share Issuance. Until the earlier to occur of (a) the conversion of the voting power of the Company’s Class B common stock from one vote per share to ten votes per share and (b) the first date on which FF Top has ceased to Beneficially Own a number of shares of Common stock at least equal to the Minimum Share Amount, the Company shall not enter into any transaction or series of related transactions that would require a shareholder vote under Nasdaq Listing Rule 5635(d) (without giving effect to Section 5635(f) thereof) without FF Top’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed.

Section 3.5 Voting Agreement Restrictions. The Company hereby agrees that ATW Partners LLC, Daguan International Limited, any other investor under that certain Securities Purchase Agreement, dated as of August 14, 2022 (as amended from time to time in accordance with the terms thereof) (the “SPA”), shall hereby have, irrespective of any provision of the SPA to the contrary, the right to enter into any voting agreement or grant a voting proxy, at any time and on any terms, with or to FF Top with respect to any shares of the Common Stock held by such investor, and the Company shall promptly on the date hereof after the execution hereof take any and all such further action as may be necessary or desirous to give full effect to the foregoing (including without limitation, irrevocably waiving any rights that the Company may have to restrict the entry by any such Persons into any such voting agreements or voting proxies pursuant to the SPA or otherwise and, solely to the extent required, amending the SPA). Each party to the SPA is a third party beneficiary of this Section 3.5 and may enforce this Section 3.5 against the Company; provided that this Section 3.5 may be amended by the Company and FF Top in writing, acting alone, and no consent of any party to the SPA shall be required for any amendment of this Section 3.5.

Section 3.6 Increased in Authorized Shares of the Company. FF Top hereby agrees to vote all shares of Common Stock that it Beneficially Owns in favor of an increase in the Company’s authorized shares of Class A common stock from 815,000,000 to 1.69 billion (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after the Effective Time) at the next meeting of the Company’s shareholders held to consider such proposal (as such meeting may be adjourned or postponed). FF Top hereby agrees not to transfer, convert or otherwise take any action that would result in the conversion of any shares of Class B common stock into Class A common stock of the Company prior to the Company’s receipt of stockholder approval for an increase in the number of authorized shares of Class A common stock in accordance with the preceding sentence.

Section 3.7 Mutual Release.

(a) FF Top’s Release. Effective upon the date of this Agreement, in exchange for good and valuable consideration, the receipt and adequacy of which is hereby confirmed, FF Top, on its own behalf and on behalf of each of the FF Top Parties (as defined below), hereby voluntarily, intentionally, knowingly, absolutely, unconditionally and irrevocably releases, waives, remits, acquits and forever discharges and covenants not to sue each of the Company Parties from and with respect to any and all Claims asserted or assertable by or on behalf of any FF Top Party, which it now has, has ever had or may hereafter have, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, cause, event or other matter whatsoever occurring at any time after September 23, 2022 but prior to the execution of this Agreement on the date of this Agreement; provided, however, that the foregoing shall not (i) release any Claim or right that existed on or prior to September 23, 2022 but was not released pursuant to that certain Mutual Release, dated as of September 23, 2022, by and among the Company, FF Top, FF Global Partners LLC and the other parties thereto (the “Prior Release”) or (ii) release any Claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation this Agreement, the Heads of Agreement and the Prior Release).

(b) The Company’s Release. Effective upon the date of this Agreement, in exchange for good and valuable consideration, the receipt and adequacy of which is hereby confirmed, the Company, on its own behalf and on behalf of each of the Company Parties, hereby voluntarily, intentionally, knowingly, absolutely, unconditionally and irrevocably releases, waives, remits, acquits and forever discharges and covenants not to sue each of the FF Top Parties from and with respect to any and all Claims asserted or assertable by or on behalf of any Company Party, which it now has, has ever had or may hereafter have, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, cause, event or other matter whatsoever occurring at any time after September 23, 2022 but prior to the execution of this Agreement on the date of this Agreement; provided, however, that the foregoing shall not (i) release any Claim or right that existed on or prior to September 23, 2022 but was not released pursuant to the Prior Release or (ii) release any Claim or right under (or terminate) any agreement between one or more FF Top Parties on the one hand, and one or more Company Parties on the other hand (including without limitation this Agreement, the Heads of Agreement and the Prior Release).

(c) Section 1542. To the extent that, notwithstanding the Delaware choice of law provisions in this Agreement, California law is deemed to apply to the release provisions set forth herein, each party hereto hereby expressly agrees that the release contemplated by this Section 3.7 extends to any and all rights granted under Section 1542 of the California Civil Code or any analogous state law or federal law or regulation are hereby expressly waived. Section 1542 of the California Civil Code (“Section 1542”) reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each party hereto understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such party the right not to release existing claims of which such party is not aware, unless such party voluntarily chooses to waive this right. Having been so apprised, each party hereto nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3.7, in each case, effective upon the date of this Agreement. Each party hereto acknowledges and agrees that the foregoing waiver is an essential and material term of the release by each party and that, without such waiver, the other party hereto would not have agreed to the terms of this Section 3.7. Each party hereto hereby represents to the other party that it understands and acknowledges that it may hereafter discover facts and legal theories concerning such party and the subject matter hereof in addition to or different from those which it now believes to be true. Each party hereto understands and hereby agrees that the release set forth herein shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. Each party hereto assumes the risk of any mistake of fact or applicable Law with regard to any potential claim or with regard to any of the facts that are now unknown to it relating thereto.

(d) Definitions. As used in this Section 3.7, the following capitalized terms shall have the meanings assigned to them in this Section 3.7(d):

(i) “Claims” means, collectively, any and all manner of action or actions, causes of action, executions, investigations, proceedings, suits, orders, judgments, debts, obligations, liens, torts, contracts, agreements, rights, promises, liabilities, claims, charges, complaints, contentions, accountings, dues or demands, interests, damages, losses, costs and expenses (including attorneys’ fees and expenses) of any nature whatsoever, including any derivative claims, whether direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, anticipated or unanticipated, disputed or undisputed, fixed or contingent, matured or unmatured, now existing or hereinafter arising, both at law and in equity (including, without limitation, crossclaims, counterclaims and rights of set off and/or recoupment); provided, however, that “Claims” shall not include any manner of claim or cause of action (x) that existed on or prior to September 23, 2022 or (y) arising on or after the execution of this Agreement on the date hereof.

(ii) “Company Parties” means, collectively, each of (i) the Company, each of the Company’s Controlled Affiliates and each individual currently serving as a Director or on the management team of the Company or any of its Controlled Affiliates, and (ii) their respective successors and assigns.

(iii) “FF Top Parties” means, collectively, each of (i) FF Top, FF Peak Holding LLC, a Delaware limited liability company, Pacific Technology Holding LLC, a Delaware limited liability company, FF Global Partners, LLC, a Delaware limited liability company, and each of their Affiliates, and (ii) their respective successors and assigns.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Term. The term of this Agreement is perpetual.

Section 4.2 Heads of Agreement. The parties hereby agree that (i) the “Executive Chairperson Resignation Condition” and the “Implementation Condition” (in each case as defined in the Heads of Agreement) have been satisfied and (ii) there are no Definitive Documents (as such term is defined in the Heads of Agreement) beyond the Heads of Agreement and this Agreement. The parties hereby further agree that (i) Section 6 of Part C of the Heads of Agreement is deleted in its entirety, (ii) Section 8 of Part C of the Heads of Agreement is hereby amended and restated to match Section 4.12(b) of this Agreement (mutatis mutandis) and (iii) Section 2 of Part C of the Heads of Agreement is hereby amended and restated as follows:

“2.a. Effective with the FFIE board of directors (the “Board”) to be elected at FFIE’s first 2023 Annual General Meeting of shareholders (the “2023 AGM”), the size of the Board shall be seven.

b. FFIE will call, convene, hold and complete the 2023 AGM (in each case on the earliest date permitted under Delaware law and applicable Nasdaq Stock Market LLC (“Nasdaq”) and Securities and Exchange Commission (“SEC”) requirements).

c. The Board and the Board’s Nominating & Corporate Governance Committee (the “N&CGC”) shall nominate, include in its preliminary and definitive proxy statement, recommend that shareholders vote in favor of (and not withdraw or change such recommendation) and solicit proxies in favor of, the following individuals (the “Nominees”) for election to the Board at the 2023 AGM:

i.	FFIE’s Global CEO.

ii.	Four directors selected by FF Top, two of whom will be independent directors within the meaning of Nasdaq rules. Subject solely to the prior reasonable verification/reasonable approval of the Selection Committee (as defined below) that such nominees satisfy the applicable “Criteria” (as such term is defined in the Amended and Restated Shareholder Agreement entered into on January 13, 2023 by FF Top, the Company and FF Global Partners), the Board (including the N&CGC) shall cause each such director nominated by FF Top to be nominated on the Board’s slate (and shall recommend in the proxy statement that FFIE’s shareholders vote in favor of each such nominee and shall not withdraw or change that recommendation).

iii.	Two independent directors within the meaning of Nasdaq rules selected by a committee (the “Selection Committee”) consisting of Mr. Adam He, Mr. Chad Chen and Mr. Tin Mok. Any Selection Committee member may propose director candidates who will be included in the process with all final decisions made by the Selection Committee. The parties will work to complete the foregoing process as promptly as practicable and, without limiting the generality of the forgoing, shall use their respective reasonable best efforts to complete such process by January 31, 2023.

iv.	[RESERVED]

d. [RESERVED]”

The parties further agree that each reference in the Heads of Agreement to the “2022 AGM” shall hereafter refer to the “2023 AGM”.

Section 4.3 Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic mail or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when delivered personally or sent by electronic mail during normal business hours (and otherwise as of the immediately following Business Day) and one (1) Business Day after deposit with a reputable overnight courier service.

If to the Company, to:

Faraday Future Intelligent Electric Inc.

18455 S. Figueroa Street

Los Angeles, CA 90248

Attention: Acting General Counsel

E-mail: Deepak.Parashar@ff.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery

650 Live Oak Avenue, Suite 300

Menlo Park, CA 94025-4885

Attention: Mark Mihanovic

E-mail: mmihanovic@mwe.com

with a further copy (which shall not constitute notice) to:

Sidley Austin LLP

1999 Avenue of the Stars, 17th Floor

Los Angeles, CA 90067

Attention: Vijay S. Sekhon, Esq.

Email: vsekhon@sidley.com

If to FF Top, to:

FF Top Holding LLC

3655 Torrance Blvd., Suite 361-362

Torrance, CA 90503

Attention: Jiawei Wang

E-mail: jerry.wang@ffglobalpartners.com

Section 4.4 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by FF Top and the Company; provided that any amendment of Section 4.2 hereof shall additionally be required to be executed by FF Global Partners LLC. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 4.5 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, the Shareholder being deprived of the rights contemplated by this Agreement.

Section 4.6 Assignment. This Agreement may not be directly or indirectly assigned or Transferred (by operation of Law or otherwise) without the express prior written consent of the other party hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that the Shareholder may assign to any of its wholly owned Subsidiaries all of its rights hereunder and, following such assignment, such assignee shall be deemed to be the Shareholder for all purposes of this Agreement. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns.

Section 4.7 Third Parties. Except as provided for in Section 2.5 or Section 3.5, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.8 Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO DELAWARE’S PRINCIPLES OF CONFLICTS OF LAW. IN THE EVENT OF A CONFLICT BETWEEN THIS AGREEMENT AND THE COMPANY’S CERTIFICATE OF INCORPORATION AND/OR BYLAWS, THE PROVISIONS OF THIS AGREEMENT SHALL SUPERSEDE THE COMPANY’S CERTIFICATE OF INCORPORATION AND/OR BYLAWS WITH RESPECT TO SUCH CONFLICTING SUBJECT MATTER.

Section 4.9 Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees that any action, directly or indirectly, arising out of, under or relating to this Agreement shall exclusively be brought in and shall exclusively be heard and determined by the federal and state courts located in the State of Delaware and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this Section 4.9, (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY.

Section 4.10 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at Law or in equity, shall be entitled to specific performance of this Agreement without the posting of a bond.

Section 4.11 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. As from the Effective Time, this Agreement supersedes all other prior agreements and understandings between the parties with respect to the subject matter hereof. Notwithstanding anything in the contrary in this Section 4.11, the Heads of Agreement (as amended by this Agreement) continues in force and effect in accordance with its terms. To the extent of any conflict between this Agreement and the Heads of Agreement, this Agreement shall govern.

Section 4.12 Severability.

(a) If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed (pursuant to Section 4.12(b) in the circumstances in which Section 4.12(b) applies) to be valid and enforceable to the fullest extent permitted by Law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

(b) In the event that the Company’s compliance with any provision contained in this Agreement is questioned or challenged by a governmental authority of competent jurisdiction or a national securities exchange on which the Common Stock of the Company is then listed, the Company will promptly notify FF Top of such questioning or challenge and thereafter will, in consultation and cooperation with FF Top, use reasonable best efforts to take or cause to be taken all such actions, and do or cause to be done all such things, as shall be required, necessary, proper or advisable to give full effect to the intent of the parties as set forth herein (including, without limitation, by explaining the Company’s position and/or initiating or defending any legal proceeding). FF Top shall be entitled to participate, at its own expense, in all legal proceedings and other interactions with any governmental authority or national securities exchange related to this Section 4.12(b), and shall be entitled to review and advise on any documents or materials to be submitted to such Governmental Authority or national securities exchange. If, notwithstanding the foregoing and after having exhausted all available appeals, the Company is compelled by applicable law or rules to amend any provision of this Agreement in order to comply with such applicable law or rules, then the parties shall reasonably cooperate to so amend such provisions but only to the minimum extent required by such law or rule and while preserving, to the maximum extent possible, the intent of the parties as set forth herein.

Section 4.13 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

Section 4.14 Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Shareholder hereunder shall be effective if notice of such vote, consent, approval, designation or other action is provided in accordance with Section 4.3 hereof by the Shareholder as of the latest date any such notice is so provided to the Company.

Section 4.15 Counterparts. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument. Delivery of an executed counterpart hereof by facsimile, email or other electronic transmission (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

Section 4.16 Further Assurances. The parties shall promptly take and cause to be taken, and promptly execute and deliver or cause to be executed and delivered all such documentation, as shall be necessary, proper, advisable or required in order to give full effect to or otherwise carry out the provisions of this Agreement.

Section 4.17 Time is of the Essence. The parties agree that time is of the essence in the performance of each of their obligations pursuant to this Agreement.

Section 4.18 Representation. The Company represents and warrants to FF Top that the Company has not effected any reverse stock split or other reduction in the number of shares of Class B Common Stock issued and outstanding at any time prior to the Effective Time. FF Top is relying on the forgoing representation and warranty in entering into this Agreement, including without limitation agreeing to the Minimum Share Amount set forth herein and agreeing to Section 3.6.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Xuefeng Chen
Name:	Xuefeng Chen
Title:	Chief Executive Officer

[Amended and Restated Shareholder Agreement – Execution Version – Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FF TOP HOLDING LLC

By:	/s/ Jiawei Wang
Name:	Jiawei Wang
Title:	President

FF GLOBAL PARTNERS LLC, solely for purposes of Section 4.2

By:	/s/ Jiawei Wang
Name:	Jiawei Wang
Title:	President

[Amended and Restated Shareholder Agreement – Execution Version – Signature Page]

ANNEX A

CHARTER AMENDMENTS

The certificate of incorporation of the Company shall be amended in a manner reasonably acceptable to FF Top to incorporate each of the following:

1.	Section 4.5(a) of the Company’s certificate of incorporation (and any other applicable provisions thereof (if any)) shall be amended to provide that (i) the voting power of the Company’s Class B Common Stock shall be ten votes per share with effect immediately upon the Company’s shareholders’ approval of such amendment and (ii) that the voting power of the Company’s Class B Common Stock shall increase from ten votes per share to twenty votes per share immediately following the Company achieving a “Qualifying Equity Market Capitalization” (substituting $3 billion for $20 billion in the definition of “Qualifying Equity Market Capitalization”).

2.	Section 6.1 of the Company’s certificate of incorporation (and any other applicable provisions thereof (if any)) shall be amended to provide that FF Top shall have the right to nominate, remove and/or replace FF Top Designees that it is entitled to nominate pursuant to the Agreement by written consent, with such conforming changes to the certificate of incorporation as are required to give legal effect to right to act by written consent under Delaware law.

3.	Section 6.1 of the Company’s certificate of incorporation (and any other applicable provisions thereof (if any)) shall be further amended to provide that for so long as FF Top continues to hold at least 32,640,300 (as such number may be adjusted due to any stock split, reverse stock split or other similar corporate action after the date of the Agreement) shares of Common Stock, the Company’s shareholders shall be entitled to act by written consent by the signature of (a) the requisite number of shareholders required to pass such proposal at a meeting at which all shareholders entitled to vote on such proposal are present together with (b) FF Top.

4.	The certificate of incorporation shall be further amended to provide that none of the rights afforded to FF Top in the Company’s certificate of incorporation or bylaws shall be amended without (a) unanimous approval of the Board and (b) the approval by (i) holders of two-thirds of all of the Company’s issued and outstanding shares of common stock, voting together as a single class and (ii) holders a majority of the Company’s issued and outstanding shares of Class B Common Stock, voting together as a separate class.